SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                                 Motorola, Inc.
                                (Name of Issuer)

                         Common Stock, Par Value $0.01
                         (Title of Class of Securities)

                                   620076109
                                 (CUSIP Number)

                            Keith L. Schaitkin, Esq.
                                Icahn Capital LP
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4380
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                  May 7, 2010
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP  No.  620076109

1     NAME  OF  REPORTING  PERSON
     High  River  Limited  Partnership

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
     (b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
      40,665,160

8     SHARED  VOTING  POWER
     0

9     SOLE  DISPOSITIVE  POWER
      40,665,160

10     SHARED  DISPOSITIVE  POWER
     0

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      40,665,160

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          1.75%

14     TYPE  OF  REPORTING  PERSON
     PN

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Hopper  Investments  LLC

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
     (b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
      40,665,160

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
      40,665,160

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      40,665,160

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          1.75%

14     TYPE  OF  REPORTING  PERSON
     OO

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Barberry  Corp.

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
(b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
      40,665,160

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
      40,665,160

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      40,665,160

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          1.75%

14     TYPE  OF  REPORTING  PERSON
     CO

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Icahn  Partners  Master  Fund  LP

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
(b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Cayman  Islands

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     69,791,607

8     SHARED  VOTING  POWER
     0

9     SOLE  DISPOSITIVE  POWER
     69,791,607

10     SHARED  DISPOSITIVE  POWER
     0

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
     69,791,607

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          3.0%

14     TYPE  OF  REPORTING  PERSON
     PN

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Icahn  Partners  Master  Fund  II  LP

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
     (b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Cayman  Islands

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
      24,432,046

8     SHARED  VOTING  POWER
     0

9     SOLE  DISPOSITIVE  POWER
      24,432,046

10     SHARED  DISPOSITIVE  POWER
     0

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      24,432,046

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          1.05%

14     TYPE  OF  REPORTING  PERSON
     PN

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Icahn  Partners  Master  Fund  III  LP

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
      (b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Cayman  Islands

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     9,217,862

8     SHARED  VOTING  POWER
     0

9     SOLE  DISPOSITIVE  POWER
     9,217,862

10     SHARED  DISPOSITIVE  POWER
     0

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
     9,217,862

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          0.40%

14     TYPE  OF  REPORTING  PERSON
          PN

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Icahn  Offshore  LP

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
     (b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
      103,441,515

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
      103,441,515

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      103,441,515

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          4.45%

14     TYPE  OF  REPORTING  PERSON
     PN

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Icahn  Partners  LP

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
     (b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     StateDelaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
      59,219,125

8     SHARED  VOTING  POWER
     0

9     SOLE  DISPOSITIVE  POWER
      59,219,125

10     SHARED  DISPOSITIVE  POWER
     0

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      59,219,125

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          2.55%

14     TYPE  OF  REPORTING  PERSON
     PN

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Icahn  Onshore  LP

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
     (b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     StateDelaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
      59,219,125

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
      59,219,125

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      59,219,125

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          2.55%

14     TYPE  OF  REPORTING  PERSON
     PN

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Icahn  Capital  LP

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
     (b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
      162,660,640

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
      162,660,640

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      162,660,640

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          7.0%

14     TYPE  OF  REPORTING  PERSON
     PN

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     IPH  GP  LLC

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
     (b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
      162,660,640

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
      162,660,640

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      162,660,640

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          7.0%

14     TYPE  OF  REPORTING  PERSON
     OO

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Icahn  Enterprises  Holdings  L.P.

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
     (b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
      162,660,640

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
      162,660,640

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      162,660,640

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          7.0%

14     TYPE  OF  REPORTING  PERSON
     PN

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Icahn  Enterprises  G.P.  Inc.

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
     (b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
      162,660,640

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
      162,660,640

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      162,660,640

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          7.0%

14     TYPE  OF  REPORTING  PERSON
     CO

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Beckton  Corp.

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
     (b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
      162,660,640

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
      162,660,640

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      162,660,640

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          7.0%

14     TYPE  OF  REPORTING  PERSON
     CO

                                  SCHEDULE 13D

CUSIP  No.  620076109

1     NAME  OF  REPORTING  PERSON
     Carl  C.  Icahn

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
     (b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     United  States  of  America

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
     203,325,800

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
     203,325,800

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
     203,325,800

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          8.75%

14     TYPE  OF  REPORTING  PERSON
     IN

                                  SCHEDULE 13D

Item 1. Security and Issuer

     This Statement constitutes Amendment No. 5 to the Schedule 13D previously filed on February 6, 2008 and amended on March 5, 2008, March 27, 2008 and April 7, 2008, May 7, 2008 (collectively, this "Schedule 13D"). This statement relates to the Common Stock, par value $.01 (the "Shares"), issued by Motorola, Inc. (the "Issuer"). All capitalized terms not otherwise defined shall have the meaning ascribed to such terms in the previously filed statement on Schedule 13D.

Item 3. Source and Amount of Funds or Other Consideration

     The aggregate purchase price of the 31,148,996 Shares purchased by the Reporting Persons collectively was $204,945,178 (including commissions). The source of funding for the purchase of these Shares was the general working capital of the respective purchasers. The Shares are held by the Reporting Persons in margin accounts together with other securities. Such margin accounts may from time to time have debit balances. Part of the purchase price of Shares purchased by High River was obtained through margin borrowing. Shares purchased by High River are maintained in a margin account that includes positions in securities in addition to Shares.

Item 5. Interest in Securities of the Issuer

     (a) The Reporting Persons may be deemed to beneficially own, in the aggregate, 203,325,800 Shares, representing approximately 8.75% of the Issuer's outstanding Shares (based upon the 2,324,084,852 Shares stated to be outstanding as of April 3, 2010 by the Issuer in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on May 4, 2010).

     (b) High River has sole voting power and sole dispositive power with regard to 40,665,160 Shares. Each of Hopper, Barberry and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 69,791,607 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master II has sole voting power and sole dispositive power with regard to 24,432,046 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master III has sole voting power and sole dispositive power with regard to 9,217,862 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 59,219,125 Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

     Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to each of Icahn Master, Icahn Master II and Icahn Master III (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which each of Icahn Master, Icahn Master II and Icahn Master III directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

     (c) The following table sets forth all transactions with respect to Shares effected by any of the Reporting Persons in the last sixty (60) days. All such transactions were purchases of Shares effected in the open market, and the table includes commissions paid in per share prices.


Name of            Date                 No. of                    Purchase Price
Reporting          of                   Shares                    Per Share
Person             Transaction          Purchased                 (U.S.$)
---------          -----------          ---------                 --------------
High River          5/6/2010               10,160                      6.64
High River          5/7/2010            1,600,000                      6.65
Icahn Partners      5/7/2010            1,495,922                      6.65
Icahn Master        5/6/2010               40,640                      6.64
Icahn Master        5/7/2010            4,709,798                      6.65
Icahn Master II     5/7/2010              163,011                      6.65
Icahn Master III    5/7/2010               31,269                      6.65

                                   SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 7, 2010

HIGH  RIVER  LIMITED  PARTNERSHIP
     By:  Hopper  Investments  LLC,  general  partner

     By:     /s/  Edward  Mattner
             ------------------------------
     Name:  Edward  Mattner
     Title:  Authorized  Signatory

HOPPER  INVESTMENTS  LLC

     By:     /s/  Edward  Mattner
             ------------------------------
     Name:  Edward  Mattner
     Title:  Authorized  Signatory

BARBERRY  CORP.

     By:     /s/  Edward  Mattner
             ------------------------------
     Name:  Edward  Mattner
     Title:  Authorized  Signatory

ICAHN  PARTNERS  MASTER  FUND  LP

     By:     /s/  Edward  E.  Mattner
             ------------------------
     Name:  Edward  E.  Mattner
Title:  Authorized  Signatory

ICAHN  PARTNERS  MASTER  FUND  II  LP

     By:     /s/  Edward  E.  Mattner
             ------------------------
     Name:  Edward  E.  Mattner
     Title:  Authorized  Signatory

ICAHN  PARTNERS  MASTER  FUND  III  LP

     By:     /s/  Edward  E.  Mattner
             ------------------------
     Name:  Edward  E.  Mattner
     Title:  Authorized  Signatory



[Signature Page of Amendment No. 5 to Schedule 13D - Motorola, Inc. dated May 7,
                                     2010]

ICAHN  OFFSHORE  LP

     By:     /s/  Edward  E.  Mattner
             ------------------------
     Name:  Edward  E.  Mattner
     Title:  Authorized  Signatory

ICAHN  PARTNERS  LP

     By:     /s/  Edward  E.  Mattner
             ------------------------
     Name:  Edward  E.  Mattner
     Title:  Authorized  Signatory

ICAHN  ONSHORE  LP

     By:     /s/  Edward  E.  Mattner
             ------------------------
     Name:  Edward  E.  Mattner
      Title:  Authorized  Signatory

ICAHN  CAPITAL  LP
     By:  IPH  GP  LLC,  its  general  partner
     By:  Icahn  Enterprises  Holdings  L.P.,  its  sole  member
     By:  Icahn  Enterprises  G.P.  Inc.,  its  general  partner

     By:     /s/  Dominick  Ragone
             ---------------------
     Name:  Dominick  Ragone
     Title:  Chief  Financial  Officer

IPH  GP  LLC
     By:  Icahn  Enterprises  Holdings  L.P.,  its  sole  member
     By:  Icahn  Enterprises  G.P.  Inc.,  its  general  partner

     By:     /s/  Dominick  Ragone
             ---------------------
     Name:  Dominick  Ragone
     Title:  Chief  Financial  Officer

ICAHN  ENTERPRISES  HOLDINGS  L.P.
     By:  Icahn  Enterprises  G.P.  Inc.,  its  general  partner

     By:     /s/  Dominick  Ragone
             ---------------------
     Name:  Dominick  Ragone
     Title:  Chief  Financial  Officer

[Signature Page of Amendment No. 5 to Schedule 13D - Motorola, Inc. dated May 7,
                                     2010]

ICAHN  ENTERPRISES  G.P.  INC.

By:     /s/  Dominick  Ragone
        ---------------------
     Name:  Dominick  Ragone
    Title:  Chief  Financial  Officer


BECKTON  CORP.

By:     /s/  Edward  E.  Mattner
        ------------------------
     Name:  Edward  E.  Mattner
     Title:  Authorized  Signatory

[Signature Page of Amendment No. 5 to Schedule 13D - Motorola, Inc. dated May 7,
                                     2010]

------
/s/  Carl  C.  Icahn
--------------------
CARL  C.  ICAHN




[Signature Page of Amendment No. 5 to Schedule 13D - Motorola, Inc. dated May 7,
                                     2010]